Exhibit 99.1

CHAPTER 11 SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made as of this 10th day of July, 2008 by and among Reunion Industries, Inc. (as debtor and debtor-in-possession in the Reunion Bankruptcy (as defined in Section 1)), Steel Partners, LLC, Steel Partners, II L.P., WebFinancial Corporation, and U.S. Bank (as defined below).  This Agreement is intended to fully, finally and forever resolve, discharge and settle the Released Claims (as defined in Section 1) by and among the parties hereto and their respective successors, heirs, representatives and assigns, upon and subject to the terms and conditions contained in this Agreement.

I.               DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means with respect to a specified Person, any other Person who or which directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person who or which owns or holds five percent (5%) or more of any class of Voting Stock of such Person or other equity interests in such Persons, (b) any Persons of whom or which such Person beneficially owns or holds five percent (5%) or more of any class of Voting Stock or in whom or which such Person beneficially owns or holds five percent (5% or more of the equity interests and (c) any director, manager (if such Person is a limited liability company), officer or general partners of such Person.  For purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Agreement” means this agreement or stipulation.

“Amended Guaranty” means the Amended and Restated Guaranty dated December 3, 2003 made and given by Bradley in favor of LCC with respect to the Amended Note  and subsequently assigned by LCC to Steel Partners.  The Amended Guaranty superseded and replaced the Original Guaranty.

“Amended Note” means the Amended and Restated Senior Subordinated Secured Promissory Note in the principal amount of $3,500,000 issued by Debtor to LCC and subsequently assigned to LCC by  Steel Partners.  The Amended Note superseded and replaced the Original Note.

“Amended Security Agreement” means the Amended and Restated Security Agreement dated December 3, 2003 between Debtor and LCC and subsequently assigned by LCC to Steel Partners.  The Amended Security Agreement superseded and replaced the Original Security Agreement.

“Assignments of Leases and Rents” means the several Assignments of Leases and Rents made or given by Debtor to LCC on or about December 3, 2003 and subsequently assigned by LCC to Steel Partners with respect to Debtor’s real properties to secure, among other things, Debtor’s obligations under the Amended Note.

“Bradley” means Kimball J. Bradley, an individual residing at 5 Twin Pine Court, Pittsburgh, PA 15215.

“Bankruptcy Code” means Title 11 of the United States Code, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Connecticut presiding over the Reunion Bankruptcy.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for a convertible into such capital stock or other interests

“Claim” means a claim, as that term is defined in section 101(5) of the Bankruptcy Code, asserted against Debtor, which is evidenced by a timely proof of claim or application for compensation or reimbursement which is allowed by the Bankruptcy Court, or which otherwise appears in the Schedules filed by Debtor in the Reunion Bankruptcy (if a proof of claim was not filed with respect to such right), including, but not limited to (a) any right to payment or return of property from Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

“Consent Solicitation” means Debtor’s Notice of Consent Solicitation dated November 20, 2003 in respect of and relating to the Indenture and the Senior Notes.

“Debtor” means Reunion Industries, Inc., a Delaware corporation as debtor and debtor-in-possession in the Reunion Bankruptcy under the Bankruptcy Code.

“Debtor Obligations” means all liabilities and obligations, if any, of Debtor, whether fixed or contingent, under or relating to the Transaction Documents and/or the transactions relating thereto or contemplated thereby.

“Entity” means a person (as defined in Bankruptcy Code section 101(41)), estate, trust, governmental unit (as defined in Bankruptcy Code section 101(27)), and the United States Trustee.

“Final” means (i) the expiration of the time for filing a notice of appeal to review a judgment or order without such a notice of appeal having been filed, or (ii) if such a notice of appeal is filed, the date that any such appeal (or further appeal, as permitted by law) is dismissed or the underlying judgment or order is affirmed and the time for filing a notice of any further appeal or review of such dismissal or affirmance has expired without a notice of appeal or request for review having been timely filed.

 “First Web Warrant” means the Warrant dated January 14, 2005 issued by Debtor to Web, which granted to Web the right to purchase 375,000 shares of Reunion Common Stock, subject to adjustment pursuant to the anti-dilution provisions thereof.

 “including” means including without limitation.

“Indenture” means the Indenture dated as of May 1, 2003 between Debtor (as successor by merger to Chatwins Group, Inc.), as issuer, and U.S. Bank, as successor trustee, as amended and modified by, among other things, the Consent Solicitation.

“Junior Participation Interest” means the junior participation interest in the Wachovia Loans.

“LCC” means LC Capital Master Fund, Ltd., a corporation organized under the laws of the Cayman Islands with its principal place of business located at 680 Fifth Avenue, Suite 1202, New York, NY 10019.

“List” is defined in Section 2.9(g).

“May Payment” means the wire transfer payment made by Debtor to U.S. Bank on or about May 16, 2008 in the sum of $30,441,861.11 in respect to the Senior Notes.

 “Mortgages” means the several mortgages and deeds of trust granted by Debtor to LCC on or about December 3, 2003 on Debtor’s real properties to secure, among other things, Debtor’s obligations under the Amended Note, but only to the extent not heretofore discharged in fact or by operation of law or court order.  The Mortgages were subsequently assigned by LCC to Steel Partners.

“New York Lawsuit” means the civil action filed by Steel Partners against Debtor, which is pending in the Supreme Court for New York County, New York, Index No. 602823/07, including all claims, counterclaims and defenses raised in such action.

“Original Guaranty” means the Guaranty dated August 11, 2003 made and given by Bradley in favor of LCC with respect to the Original Note.

 “Other Released Debtor Parties” means (i) all Affiliates of Debtor, including all of its present and former officers, directors, employees, stockholders and subsidiaries (including Bradley as an officer, director and stockholder of Debtor and as a guarantor under the Original Guaranty and the Amended Guaranty) and (ii) all present and former agents and attorneys of Debtor)

“Other Released Web Parties” means (i) all Affiliates of the Web Parties, including all of their respective present and former officers, directors, managers, employees, stockholders, members, partners and subsidiaries and (ii) all present and former agents and attorneys of the Web Parties. For the avoidance of doubt, it is acknowledged and agreed that LCC is not included in Other Released Web Parties.

“Original Note” means the Senior Subordinated Secured Promissory Note dated August 11, 2003 in the principal amount of $2,500,000 issued by Debtor to LCC.

“Original Security Agreement” means the Security Agreement dated August 11, 2003 by and between Debtor and LCC.

“Parties” means, collectively, Debtor, U.S. Bank and the Web Parties.

“Partners LLC” means Steel Partners LLC, a Delaware limited liability company with its principal place of business located at 590 Madison Avenue, 32nd Floor, New York, NY 10022.

“Person” means a natural person, individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, executors, administrators, predecessors, successors, representatives, or assigns.

“Pittsburgh Lawsuit” means the civil action filed by Debtor against LCC and the Web Parties, which is pending in the Court of Common Pleas for Allegheny County, Pennsylvania, Case. No. GD-07-020238, including all claims, counterclaims and defenses raised in such action.

“Releases” is defined in Section 2.12

“Release Effective Date” means (a) for purposes of Sections 2.2 through 2.7 and 2.10 through 2.15, and for purpose of the definition of the term Released Claims, the date on which the Settlement Order, if entered, becomes Final, and (b) for all other purposes, the earlier of (i) the date on which the Settlement Order becomes Final or (ii) the date of entry of the Settlement Order if the Bankruptcy Court authorizes therein that the ten day stay contemplated by Fed.R.Bankr.P. 6004(h) shall not apply to the Settlement Order and that such order shall be effective and enforceable immediately upon entry, in either case provided that no stay of the Settlement Order shall be in effect.

“Released Claims” means and includes any and all actions, causes of action, complaints, liabilities, obligations, suits, damages, costs, expenses, rights, debts, dues, sums of money, accounts, reckonings, claims and/or demands of any kind or nature whatsoever, including Unknown Claims, matured or unmatured, liquidated or unliquidated, existing or later acquired, accrued or unaccrued, known or unknown, suspected or unsuspected, contingent or non-contingent, recourse or non-recourse, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise, including subrogation claims and claims for contribution or equitable indemnification, or for costs, expenses (including, without limitation, amounts paid in settlement) and attorney’s fees, claims for negligence, gross negligence, breach of duty of care and/or breach of duty of loyalty, tortious interference, negligent interference, fraudulent transfer or conveyance, unfair competition, breach of express or implied covenants or any other federal, state, or local statute, common law, rule or regulation, that now exist or heretofore existed or hereafter exist on the Release Effective Date that have been or could have been asserted in the Reunion Bankruptcy, the Pittsburgh Lawsuit, the New York Lawsuit or any other forum (i) by Debtor against any or all of the Web Parties and/or against any of the Other Released Web Parties, or (ii) by any or all of the Web Parties against Debtor and/or against any of the Other Released Debtor Parties, to the extent that the foregoing in any manner consist of, arise out of, are based upon, relate to, or are in connection with the Transaction Documents, the Debtor Obligations, the transactions relating to or contemplated by the Transaction Documents, the Wachovia Financing Agreements, the Wachovia Loans, the Junior Participation Interest, the Senior Notes Warrants, the subject matter of the New York Lawsuit, the subject matter of the Pittsburgh Lawsuit, the Indenture, the Senior Notes, or any equity interest in Debtor, including Reunion Common Stock and the Web Warrants.  Notwithstanding anything herein to the contrary, it is acknowledged and agreed that “Released Claims” shall not include any claims to enforce the terms of this Agreement, including the entitlement, if any, of holders of Senior Notes or of U.S. Bank to any payments later determined or agreed to be due from Debtor to U.S. Bank, as trustee under the Indenture, and relating to the Senior Notes or liens and security interests securing the same.

“Reunion Bankruptcy” means the Chapter 11 Case commenced by Debtor on November 26, 2007 and pending before the Bankruptcy Court as Case No. 07-50727 (AHWS).

“Reunion Common Stock” means the common stock of Debtor, par value of $0.01 per share.

 “Second Web Warrant” means the Warrant dated July 12, 2005 issued by Debtor to Web, which granted to Web the right to purchase 387,500 shares of Reunion Common Stock, subject to adjustment pursuant to the anti-dilution provisions thereof.

“Senior Notes” means the Senior Notes and Senior Exchange Notes, as amended, that were issued by Debtor pursuant to the Indenture, irrespective of whether the original Senior Notes were restructured pursuant to the Consent Solicitation.

“Senior Notes Payment” is defined in Section 2.8(a).

“Senior Notes Warrants” means warrants to purchase shares of Reunion Common Stock that were issued by Debtor to certain holders of Senior Notes pursuant to the Consent Solicitation.

 “Settlement Motion” is defined in Section 2.1.

“Settlement Payment” is defined in Section 2.2.

“Settlement Order” is defined in Section 2.1.

“Steel Partners” means Steel Partners II L.P., a Delaware limited partnership with its principal place of business located at 590 Madison Avenue, 32nd Floor, New York, NY 10022.

 “Transaction Documents” means collectively the Original Note, the Amended Note, the Original Security Agreement, the Amended Security Agreement the Mortgages, the Assignments of Leases and Rents, the Web Warrants, the Original Guaranty, the Amended Guaranty and all other agreements, documents and instruments executed any time relating in any manner to the foregoing.

“U.S. Bank” means U.S. Bank National Association, solely as successor trustee under the Indenture, and not in its individual capacity, except as provided in Section 2.8(e) and (g).

“Unknown Claims” means any claims which the releasor does not know or suspect existed in his, her or its favor at the time of the Release, which, if known by the releasor, might have affected settlement with and release of the releasee(s), or might have affected the releasor’s decision not to object to this settlement.  It is the intention of the releasors in executing this Agreement that it will deprive them of all such claims, demands or causes of action and prevent them from asserting same against the releasees.

“Voting Stock” means, with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers, trustees or general partners of such Person, irrespective of whether at the time Capital Stock or other class or classes have or might have voting power by reason of the happening of any contingency and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Wachovia” means Wachovia Bank, National Association, as successor to Congress Financial Corporation.

“Wachovia Financing Agreements” means the Loan and Security Agreement dated December 3, 2003 between Debtor and Wachovia, as amended.

“Wachovia Loans” means the loans and advances made by Wachovia to Debtor pursuant to the Wachovia Financing Agreements or otherwise.

“Web” means WebFinancial Corporation, a Delaware corporation with its principal place of business located at 590 Madison Avenue, 32nd Floor, New York, NY.

“Web Parties” means collectively Partners LLC, Steel Partners and Web

“Web Warrants” means collectively the First Web Warrant, the Second Web Warrant and all Senior Notes Warrants, if any, of which Web or any other Web Party or any Other Released Web Party is the beneficial owner.

II.             TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Parties that the Released Claims and any Unknown Claims shall be finally and fully compromised, settled and released, subject to the terms and conditions of this Agreement, as follows:

2.1           Settlement Hearing.  As promptly as possible after execution of this Agreement, Debtor shall submit this Agreement to the Bankruptcy Court as a settlement under Federal Rule of Bankruptcy Procedure 9019 and seek by motion (the “Settlement Motion”) entry of an order approving the settlement provided for herein, including the terms set forth in the attached EXHIBIT A (the “Settlement Order”).  In connection therewith, Debtor shall use its best efforts (i) to obtain a court order shortening the time of notice of the hearing on the Settlement Motion and (ii) to secure a court ruling that Fed.R.Bankr.P. 6004(h) shall not apply to the Settlement Order.  Both the Settlement Motion and the Settlement Order shall be in form and substance satisfactory to each of the Parties.

2.2           The Settlement Payment.  On or prior to the fifth (5th) business day after the Release Effective Date, Web shall pay Debtor the sum of five hundred thousand dollars ($500,000) (the “Settlement Payment”).  Such payment shall be made by wire transfer of funds to Debtor’s account in accordance with the following wire transfer instructions or such other wire transfer instructions as may be provided by Debtor to Steel Partners in writing:

Bank:                        PNC Bank, Pittsburgh, PA
ABA No.:
Beneficiary Name:  Reunion Industries, Inc.
Beneficiary Account No.:

2.3           Surrender of Shares; Cancellation of Warrants.  On or prior to the fifth (5th) business day after the Release Effective Date, the Web Parties shall do the following:

(a)           To the extent not heretofore delivered to Debtor, Web shall deliver to Debtor the originals of the Web Warrants marked “CANCELLED” or, in the alternative, shall execute such documents as Debtor shall reasonably require to accomplish a like result in the absence of Web’s ability to locate all or any of the Web Warrants.

(b)           The Web Parties shall deliver to Debtor certificates representing all of the shares of Reunion Common Stock owned beneficially or of record by the Web Parties, or any of them, and/or their respective Affiliates, together with duly executed stock powers (with medallion signature guarantee affixed thereto), transferring all such shares to Debtor.  To the extent that actual certificates do not exist or cannot readily be located, the Web Parties shall take such substitute action to effect delivery or surrender of the Reunion Common Stock as shall be reasonably satisfactory to Debtor.

(c)           Steel Partners shall deliver to Debtor the originals of the Original Note (marked “CANCELLED”), the Amended Note (marked “PAID IN FULL”), the Original Guaranty (marked “CANCELLED”) and the Amended Guaranty (marked “TERMINATED”), or in the alternative shall execute such documents as Debtor shall reasonably require to accomplish a like result in the absence of Steel Partners’ ability to locate all or any of the same.

2.4           Waiver of Attorney’s Fees and Other Costs.  Each of the Web Parties hereby waives and agrees not to assert against Debtor in the Reunion Bankruptcy or any other forum any and all claims to be reimbursed for attorney’s fees and/or other costs and expenses incurred by them or any of them at any time, whether prior to, on or after the date hereof, relating to or arising under the Transaction Documents, the transactions governed thereby, the Debtor Obligations, the Wachovia Financing Agreements, the Wachovia Loans, the Junior Participation Interest, the New York Lawsuit, the Pittsburgh Lawsuit, Reunion Bankruptcy, the Senior Notes or the Indenture.

2.5           Dismissal of Lawsuits.  As promptly as possible after the Release Effective Date (i) Debtor shall cause the Pittsburgh Lawsuit to be dismissed or discontinued with prejudice as against the Web Parties and (ii) Steel Partners and Debtor shall cause the New York Lawsuit (including the counterclaims filed by Debtor therein) to be dismissed or discontinued with prejudice.  The Parties shall cooperate with each other to effect such dismissals or discontinuances, including signing stipulations, if necessary, and in each case the pleadings to be filed shall be in form and substance satisfactory to counsel to each of the Parties to the particular action (collectively, the “Dismissal Pleadings”).  All Dismissal Pleadings shall be drafted and signed by the relevant parties prior to entry of the Settlement Order.  Debtor shall not be obligated to cause the Pittsburgh Lawsuit to be dismissed as against LCC, and Debtor expressly reserves the right to prosecute the Pittsburgh Lawsuit against LCC.

2.6           Bradley Release.  In consideration of the waiver of attorney’s fees and other costs by each of the Web Parties and for other valuable consideration, Debtor shall cause its President, Kimball J. Bradley, to deliver, on or prior to the fifth (5th) business day after the Release Effective Date, a general release to the Web Parties and the Other Released Web Parties, in the form attached hereto as EXHIBIT B.

2.7           Release of Liens.  On the Release Effective Date, all liens, charges, mortgages and other security interests of the Web Parties, or any of them, in or on the assets of Debtor shall automatically terminate and be of no further force or effect.  From time to time after the Release Effective Date, at the written request of Debtor, the Web Parties shall execute and deliver to Debtor such documents, in recordable form, as may be necessary or appropriate to release and terminate, as of record, all security interests (including those evidenced or granted by the Amended Security Agreement, the Mortgages and Assignments of Leases and Rents) in the assets of Debtor that secure the Debtor Obligations or any other obligations of Debtor to any of the Web Parties, provided, however, that in the case of the Mortgages and Assignments of Leases and Rents, (i) it shall be the primary responsibility of Debtor to determine what is of record that requires such action, and (ii) Debtor’s counsel shall draft the appropriate papers in the first instance, taking responsibility for their form.  In addition, Steel Partners hereby authorizes Debtor, after the Release Effective Date, to file all such termination statements and other documents with the applicable governmental offices as may be necessary or appropriate to terminate and release, as of record, all UCC Financing Statements and other documents relating to the security interests of LCC and/or Steel Partners in the assets of Debtor that were granted pursuant to the Original Security Agreement or the Amended Security Agreement.

2.8           Concerning the Senior Notes.

(a)           On or prior to the second (2nd) business day after the Release Effective Date, Debtor shall make an additional payment on the Senior Notes (the “Senior Notes Payment”).  The amount of the Senior Notes Payment shall be the sum of (i) $9,228,222.02 (being the total amount of principal and interest that the Debtor contends, and admits, it owes thereon through June 30, 2008 after giving effect to the May Payment) plus (ii) the product obtained by multiplying $1,141.97 (per diem interest as calculated by Debtor) by the number of days elapsed from June 30, 2008 to the date of the Senior Notes Payment.  U.S. Bank and the Web Parties differ with Debtor as to the total amount owed on the Senior Notes through June 30, 2008 and on the amount of the per diem interest thereon payable thereafter.  Such difference is not intended to be resolved, settled or compromised in this Agreement, but instead shall be resolved by separate agreement of all the Parties or, failing that, by the Bankruptcy Court upon pleadings to that effect initially being filed by any of Debtor, U.S. Bank or Web.  Under no circumstances shall the disagreement among the Parties concerning the amount due on the Senior Notes be resolved, or sought to be resolved, in a plan of reorganization absent consent by all of the Parties.  Debtor expressly reserves the right to take the position in the Reunion Bankruptcy (or on any appeal) that the Senior Notes Payment, when made, will constitute payment in full of all principal and accrued interest on the Senior Notes, and for purposes of clarification Debtor shall not contend that as of June 30, 2008 it owes less than $9,228,222.02.  Debtor acknowledges that U.S. Bank and Web shall be entitled to assert a contrary position without any limitation as to the number or type of issues accounting for the disagreement of the Parties on the amount due.

(b)           On or prior to the second (2nd) business day following the Release Effective Date, Debtor shall pay U.S. Bank the total sum of $185,155.51 for its fees and expenses (including attorney’s fees) incurred by U.S. Bank through July 8, 2008 (with respect to attorney’s fees and related disbursements) and July 31, 2008 (with respect to all other fees, charges and expenses)  in connection with the Senior Notes and the Indenture.  Debtor shall make this payment along with the Senior Notes Payment as one wire transfer to U.S. Bank, as provided below.

(c)           Debtor acknowledges that U.S. Bank will incur further fees and expenses (including attorney’s fees) (together, the “Fees”) in administering the Indenture and in litigating the amount due on the Senior Notes after the date in subparagraph (b) above.  Periodically, but not more often than monthly, U.S. Bank may notify Debtor in writing of the Fees it has incurred since its last notice, accompanied by information reasonably apprising Debtor of the details of the Fees, including redacted invoices from its counsel.  Debtor shall have ten (10) calendar days thereafter to advise U.S. Bank as to any part of the respective Fees which it believes are unreasonable (the ”Challenged Fees”).  In respect to each such notification of Fees, Reunion shall promptly pay U.S. Bank all Fees that are not timely Challenged Fees.  In respect to timely Challenged Fees, either U.S. Bank or Reunion may submit the dispute to the Bankruptcy Court for resolution, but U.S. Bank shall not be required to do so in the form of a fee application that would normally apply to a court-approved functionary, the purpose being to allow for resolution of the dispute in the most expeditious and least expensive manner.  If U.S. Bank submits any dispute as to Challenged Fees to the Bankruptcy Court for resolution, such submission shall include sufficient detail concerning the Challenged Fees to enable the Bankruptcy Court to determine whether the same are reasonable and to resolve the dispute.  To the extent that any Challenged Fees are thereafter approved by the Bankruptcy Court, Debtor shall pay them forthwith.

(d)           Any funds due U.S. Bank hereunder, from time to time, shall be made by wire transfer instructions as may be provided by U.S. Bank to Debtor in writing.

(e)           Debtor acknowledges and agrees that, from and after the Release Effective Date, neither (i) the Senior Notes Payment, (ii) the May Payment, nor (iii) any payment of Fees or approved Challenged Fees will be subject to adjustment or disgorgement of any sort from U.S. Bank, individually or as trustee under the Indenture, or from any Senior Noteholder, in either case as a result of the Bankruptcy Court’s Order dated May 16, 2008 and captioned Order Granting Motion For Authority To Pay Portion Of Secured Claims Asserted Against Estate, or otherwise.

(f)           In order to protect U.S. Bank and the Senior Noteholders in respect to amounts that may become due them, directly or indirectly, as a result of future incurred Fees or Debtor’s required payment of additional sums on the Senior Notes (including future interest on the Senior Notes that may arise), if at all, Debtor shall maintain not less than the sum of $1,500,000 in a segregated, special purpose interest bearing account (the “Account”) in its name, which Account may be used to pay Fees and amounts, if any, that may be agreed or determined to be  due on the Senior Notes after the Release Effective Date, provided, however, that (i) the Account may not be adversely affected by any plan of reorganization in the Reunion Bankruptcy or conversion of Debtor’s case to one under Chapter 7, (ii) by order of the Bankruptcy Court, or by agreement of the Parties, the Account may be decreased or increased in order to continue to serve the purposes stated above as circumstances may warrant, and (iii) Debtor’s general obligations under this Agreement shall not be limited to the Account, the purpose of the Account being solely security for payment.  The priority for payment by U.S. Bank of funds from the Account shall be as set forth in Section 6.10 of the Indenture.  The Account shall be separate from all other bank accounts of Debtor, but Debtor may fund the deposit in the Account by transferring to the Account $1,500,000 from the bank account in which Debtor maintains the proceeds from the sale of its CP Industries division that was completed in April, 2008

(g)           U.S. Bank acknowledges that the Web Parties are entering into this Agreement, in part, upon the representation that Web, the holder of certain Senior Notes, shall, with the other holders of Senior Notes, receive payment on such Notes promptly after the Release Effective Date and the payment by Debtor of the Senior Notes Payment.  U.S. Bank therefore agrees that within no later than two business days of its receipt of the Senior Notes Payment, or as soon as possible thereafter should such payment be prevented by circumstances beyond the control of U.S. Bank, it shall distribute to the holder or  holders of record of the Senior Notes, which the parties understand include Depository Trust Company (with respect to the Senior Notes), the total of (i) the Senior Notes Payment plus (ii) the May Payment and all interest earned thereon, pursuant to an allocation and distribution schedule to be prepared with all deliberate speed and be mutually agreeable to Web and U.S. Bank, provided, however, that with respect only to any interest earned on the May Payment that is not accessible to U.S. Bank on the date of such distribution, U.S. Bank shall distribute such interest and any further interest that may accrue to such holder or holders of record within two business days of such interest becoming accessible, or as soon as possible thereafter should such payment be prevented by circumstances beyond the control of U.S. Bank.

(h)           Nothing in this Agreement is intended to or shall adversely affect U.S. Bank’s continuing lien in assets of Debtor or in stock pledged in connection with the Indenture.

2.9           Representations, Warranties, Covenants and Acknowledgements of the Web Parties.  The Web Parties hereby represent, warrant, covenant and acknowledge to and with Debtor as follows:

(a)           As of December 29, 2006 LCC transferred and assigned to Steel Partners all of LCC’s right, title and interest in, to and under (i) the Transaction Documents and (ii) LCC’s Junior Participation Interest.

(b)           Steel Partners is, and at all times through the Release Effective Date will be, the sole outright owner of all right, title and interest in and under each of the Amended Note, the Amended Security Agreement, the Amended Guaranty, the Mortgages and the Assignments of Leases and Rents, free and clear of all liens, claims and interests of any other Person.

(c)           Web is, and at all times through the Release Effective Date will be, the sole outright owner of the Web Warrants, free and clear of all liens, claims and interests of any Person.

(d)           The Web Parties and their Affiliates are, and at all times through the Release Effective Date will be, the sole, outright owners, respectively, of the shares of Reunion Common Stock and the Senior Notes Warrants, if any, to be shown on the List, free and clear of all liens, claims and interests of any other Person.  Such shares and Senior Notes Warrants, if any, constitute, and on the Release Effective Date will constitute, all of the shares of Reunion Common Stock and Senior Notes Warrants owned by the Web Parties and/or their Affiliates.

(e)           None of the Web Parties or their Affiliates (i) has sold, pledged or otherwise transferred any shares of Reunion Common Stock or Web Warrants, or any interest therein, since December 31, 2007 and (ii) will not sell, pledge or otherwise transfer any shares of Reunion Common Stock or Web Warrants, or any interest therein, prior to completion of the performance of their obligations under this Agreement.

(f)           The entire principal of and all accrued interest under the Amended Note has been paid in full.

(g)           Not later than July 15, 2008 the Web Parties shall provide to Debtor a list in writing identifying all of the shares of Reunion Common Stock and Senior Notes Warrants, if any, owned beneficially or of record by them, or any of them, and/or their respective Affiliates (the “List”).

2.10           Termination of Transaction Documents.  On the Release Effective Date, all rights and obligations of the Parties under the Transaction Documents shall terminate automatically.

2.11           Withdrawal of Proofs of Claim.  Upon payment of the Senior Notes Payment, all proofs of claim filed by any of the Web Parties in the Reunion Bankruptcy shall be deemed withdrawn without further action of the respective claimant, provided, however, that nothing in this paragraph is intended to, or shall, adversely affect the proof or proofs of claim filed by U.S. Bank on behalf of the Senior Noteholders under the Indenture.

2.12           Releases.  Subject to Section 2.14, on the Release Effective Date (i) Debtor shall be deemed to have released, relinquished and discharged, fully, finally and forever, all Released Claims that Debtor has, had or may have against  the Web Parties and the Other Released Web Parties and (ii)  the Web Parties shall be deemed to have released, relinquished and discharged, fully, finally and forever, all Released Claims that any of the Web Parties has, had or may have against Debtor and the Other Released Debtor Parties.  The releases provided for in the preceding sentence are referred to in this Agreement as the “Releases.”  No separate documentation shall be necessary to reflect the Releases, other than this Agreement.  Each or any of the Parties may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the claims released pursuant to this Section 2.12, but each hereby stipulates and agrees that, upon the Release Effective Date and by operation of this Agreement, it shall be deemed to have fully, finally, and forever settled and released any and all Released Claims, as and to the extent provided above in this Section 2.12, without regard to the subsequent discovery or existence of different or additional facts.  The foregoing waiver was bargained for and is a key element of the settlements provided for in this Agreement.

2.13           No Investments.  Each of the Web Parties on the one hand and Debtor on the other covenants and agrees to and with the other not to, and to cause their or its Affiliates not to, purchase, hold or otherwise acquire any debt or equity securities of Debtor, as to the Web Parties and their Affiliates, and Web, as to Debtor and its Affiliates, for a period of twenty (20) years commencing on the fifth (5th) business day after the Release Effective Date.  In the event of any breach or threatened breach of this Section 2.13, Debtor or Web, as the case may be, shall be entitled to obtain an injunction or other equitable relief restraining such breach or threatened breach (it being agreed that monetary damages would be difficult to ascertain and would not provide an adequate remedy), in addition to any remedies that otherwise may be available to Debtor or Web, as the case may be, at law.

2.14           Indemnification.  Notwithstanding anything in this Agreement to the contrary, including the Releases, from and after the Release Effective Date Debtor shall indemnify, defend and hold the Web Parties and the Other Released Web Parties (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, charges, expenses and disbursements (including reasonable attorney’s fees) of any kind or nature whatsoever which may at any time hereafter (including after payment of the Senior Notes) be suffered or incurred by such Indemnified Person in connection with any claim, action or suit first asserted or commenced against such Indemnified Person after the date hereof based upon or relating to the Transaction Documents, the Debtor Obligations, the transactions relating to or contemplated by the Transaction

Documents, the Wachovia Financing Agreements, the Wachovia Loans, the Junior Participation Interest, the Senior Notes Warrants currently or formerly held by such Indemnified Person, the subject matter of the New York Lawsuit, the subject matter of the Pittsburgh Lawsuit, the Indenture, the Senior Notes currently or formerly held by such Indemnified Person, or any equity interest in Debtor currently or formerly held by such Indemnified Person, including Reunion Common Stock and the Web Warrants (all of the foregoing collectively, the “Indemnified Liabilities”); provided, however, that Debtor shall have no obligation under this Section 2.14 to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from (i) claims, actions or suits by LCC, its successors and assigns, Affiliates or any partner, stockholder or equity holder or investor therein, (ii) claims, actions or suits by U.S. Bank, its successors or assigns, (iii) claims, actions or suits by current or former holders of Senior Notes, not otherwise Other Released Debtor Parties, to the extent such claims arise solely from the claimant’s sale of Senior Notes to, or purchase of Senior Notes from, any such Indemnified Person, (iv) claims, actions or suits for taxes, (v) violations of federal or state securities laws or laws relating to criminal activity by such Indemnified Person, (vi) the gross negligence or willful misconduct of such Indemnified Person, (vii) claims, actions or suits against such Indemnified Person by any other Indemnified Person or by any Affiliate, partner, stockholder, other equity holder or investor of or in any Indemnified Person, (viii) claims, actions or suits by Wachovia, its successors and assigns, (ix) actions, and only to the extent of such actions, taken by or on the part of such Indemnified Person by its authorized agents or attorneys on or after the date hereof, other than (a) in responding in good faith to claims made against such Person, or (b) taking positions in the Reunion Bankruptcy as to matters remaining that might affect such Person, including approval of this Agreement, the Senior Notes or the Indenture, (x) settlements made by such Indemnified Person without the written consent of Debtor or its authorized agents or attorneys, such consent not to be unreasonably withheld, and (xi) claims, actions or suits, the existence of which would constitute a breach of the representation and warranty set forth in the next sentence.  The Web Parties represent and warrant to Debtor that, to the knowledge of the Web Parties, there are no threatened claims, actions or suits against any Indemnified Party by any Person who or which is not Debtor or an Other Released Debtor Party or Parties, or any Affiliate, partner, stockholder, other equity holder or investor of or in any such Person, that could result in the existence or creation of Indemnified Liabilities or a claim being made by an Indemnified Party against Debtor under this Section 2.14.

2.15           Failure of Conditions. The Settlement provided for herein is conditioned upon (a) each and every obligation in sections 2.1 through 2.12 having occurred or been performed, as the case may be, in all material respects, by the Party or Parties charged with doing so, including (i) U.S. Bank and Web having reached written agreement prior to the Release Effective Date as to the allocation and distribution schedule addressed in Section 2.8(g) above, (b) the Dismissal Pleadings having in form and content been agreed to, and executed, by both Reunion and the Web Parties prior to entry of the Settlement Order, and (c) the Release Effective Date having occurred by August 15, 2008; provided, however, that the foregoing dates in subclauses (b) and (c) above may be extended if Reunion and the Web Parties agree to such extension in writing.  If any of the foregoing conditions is not satisfied, then, in such case, this Agreement and all of the obligations, agreements, covenants and commitments of the Parties hereunder may be terminated in writing by any Party adversely affected by the failure of such condition within five (5) business days of such failure both having arisen and becoming known to such Party and, without limitation, the Releases shall not be or become effective and the Parties shall be restored to the status quo as of the date of this Agreement, including the return to the payor of any monies that have been paid, if at all, pursuant to this Agreement.

2.16           Miscellaneous Provisions.

(a)           The Parties to this Agreement (i) acknowledge that it is their intent to consummate this Agreement and (ii) agree to cooperate to the extent necessary to effectuate and implement all terms and conditions of this Agreement and to exercise their best efforts to accomplish the terms and conditions of this Agreement and (iii) agree, without further consideration, to execute or cause to be executed, and to deliver to legal counsel for the respective parties, any other documents and to take and/or cause to be taken any other action as may be reasonably necessary to effectuate this Agreement.

(b)           THE PARTIES TO THIS AGREEMENT FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY LEGAL COUNSEL OF THEIR OWN CHOICE THROUGHOUT ALL OF THE NEGOTIATIONS PRECEDING THE EXECUTION OF THIS AGREEMENT AND IN CONNECTION WITH THE PREPARATION OF THIS AGREEMENT, AND THIS AGREEMENT IS ENTERED INTO AFTER THEY HAVE HAD A FULL OPPORTUNITY TO EVALUATE THE MERITS OF ALL RELEASED CLAIMS.

(c)           Neither this Agreement nor the settlement contained herein, nor any act performed, document executed, or statement made pursuant to or in support of or in furtherance of this Agreement or the settlement:  (i) is or may be deemed to be or may be used as an admission of, or evidence of, the validity of any Released Claim, or of any wrongdoing or liability of any of the Parties; or (ii) is or may be deemed to be or may be used as an admission of, or evidence of, any fault or omission of any of the Parties  in any civil, bankruptcy, criminal or administrative proceeding in any court, administrative agency or other tribunal; or (iii) is or may be deemed to be or may be used as an admission, or evidence of, the invalidity of any Released Claims or of any limitations on the amount of damages resulting from or recoverable as a result of any Released Claim.  The Parties may file this Agreement in any other action that may be brought against them in order to support a defense or counterclaim based on principles of res judicata, collateral estoppel, release, accord and satisfaction, good faith settlement, judgment bar or reduction or any theory of claim preclusion or issue preclusion or similar defense or counterclaim.  The Parties may file this Agreement in any proceeding brought to enforce any of its terms, and Debtor may file this Agreement in the Bankruptcy Court to obtain the court orders required by this Agreement.

(d)           This Agreement may not be amended or otherwise modified except by a written agreement executed by the Party to be charged with the amendment or other modification or such Party’s successor in interest.  Any such amendment or modification shall be effective only upon the entry of all necessary approvals and an order of the Bankruptcy Court.

(e)           All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by telecopier with receipt acknowledged, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon the expiration of 72 hours after mailing, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to Debtor, at:

Reunion Industries, Inc.
11 Stanwix Street – Suite 1400
Pittsburgh, PA  15222
Attention:  Kimball J. Bradley, President
Telephone:  (412) 281-2111
Facsimile:   (412) 281-4747

With a copy to:

Reid and Riege, P.C.
755 Main Street, 21st Floor
Hartford, CT 06103
Attention:  Eric Henzy, Esq.
Telephone:  (860) 278-1150
Facsimile:  (860) 240-1002

(ii)	If to the Web Parties, at:

Steel Partners, LLC
590 Madison Avenue – 32nd Floor
New York, NY 10022
Attention:  John McNamara
Telephone:  (212 520-2344
Facsimile:  (310) 246-3752

With a copy to:

Riemer & Braunstein LLP
Three Center Plaza
Boston, MA 02108
Attention:  Donald E. Rothman, Esq.
Telephone:  (617) 880-3556
Facsimile:  (617) 692-3556

(iii)	If to U.S. Bank, at:

U.S. Bank, National Association
Corporate Trust Services
1420 Fifth Avenue, 7th Floor
Seattle, WA 98101
Attention:  Diana Jacobs, Vice President
Telephone: (206) 344-4680
Facsimile: (206) 344-4632

With a copy to:

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103
Attention: Kathleen M. LaManna, Esq.
Telephone:  (860) 251-5603
Facsimile:  (860) 251-5218

(f)           This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof, and no representations, warranties, or inducements have been made to any Party concerning this Agreement, other than the representations, warranties, and covenants contained and memorialized herein.  Each Party to this Agreement, other than U.S. Bank, shall bear its own attorney’s fees and costs in connection with the negotiation, preparation, execution and performance of its obligations under the Agreement.

(g)           Each Person executing this Agreement on behalf of a Party hereto warrants that such Person has full power and authority to execute this Agreement and to legally bind his or her respective principal, subject only to approval of the Bankruptcy Court.

(h)           This Agreement may be executed in one or more counterparts and signatures by facsimile shall be valid and enforceable.  All executed counterparts and each of them shall be deemed to be one and the same instrument.

(i)           This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.  The Other Released Debtor Parties and the Other Released Web Parties are intended to be third-party beneficiaries of the Releases.

(j)           The Bankruptcy Court shall retain jurisdiction with respect to implementation, construction and enforcement of the terms of this Agreement, insofar as such terms concern the rights and obligations of Debtor.

(k)           The rights and obligations of the parties under this Agreement shall be construed and enforced in accordance with the internal laws of the State of Connecticut, without giving effect to its conflicts of law provisions.

(l)           The language of this Agreement is a result of the negotiations of the parties to the extent that no one party has drafted the Agreement and no presumptions shall arise from the drafting of the language of the Agreement.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first above are written.

REUNION INDUSTRIES, INC., as debtor and debtor-in-possession	STEEL PARTNERS, LLC

By:	By:
Kimball J. Bradley		Name:
President		Title:

STEEL PARTNERS II, L.P.

By:
Name:
Title:

WEBFINANCIAL CORPORATION

By:
Name:
Title:

U. S. BANK, NATIONAL ASSOCIATION Solely as Trustee except as otherwise provided

By:
Name:
Title:

Exhibits

Exhibit A	Bankruptcy Court Settlement Order

Exhibit B	Form of Release

EXHIBIT A

BANKRUPTCY COURT SETTLEMENT ORDER

The Settlement Order shall contain language approving this Agreement including some or all of the following:

Findings:

The settlement is fair and equitable and in the best interests of the Estate;

The settlement is within the range of reasonableness when compared to the prospect of complex, protracted and expensive litigation with uncertain benefits compared to the settlement;

The settlement resulted from arms-length bargaining;

The settlement is supported by creditors representing substantially all of the allowed claims against the estate;

Notice of the settlement was reasonable and sufficient.

Ordered:

The settlement is approved;

All objections to the settlement are overruled;

The terms of the Settlement Agreement are approved and are binding upon the parties thereto who are hereby directed to implement their provisions;

EXHIBIT B

RELEASE

In consideration of $10.00 and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the undersigned hereby remises, releases, and forever discharges the Web Parties and the Other Released Web Parties (together, the “Released Parties”) of and from all debts, demands, actions, causes of actions, suits, accounts, covenants, contracts, agreements, damages, and any and all claims, demands and liabilities, of every name, nature and description, both in law and in equity, which the undersigned  now has or has ever had against the Released Parties, or any of them, from the beginning of the world to this day, including without limitation all actions, causes of action, complaints, liabilities, obligations, suits, damages, costs, expenses, rights, debts, dues, sums of money, accounts, reckonings, claims and/or demands of any kind or nature whatsoever, including Unknown Claims, matured or unmatured, liquidated or unliquidated, existing or later acquired, accrued or unaccrued, known or unknown, suspected or unsuspected, contingent or non-contingent, recourse or non-recourse, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise, including subrogation claims and claims for contribution or equitable indemnification, or for costs, expenses (including, without limitation, amounts paid in settlement) and attorney’s fees, claims for negligence, gross negligence, breach of duty of care and/or breach of duty of loyalty, tortious interference, negligent interference, fraudulent transfer or conveyance, unfair competition, breach of express or implied covenants or any other federal, state, or local statute, common law, rule or regulation, that now exist or heretofore existed or hereafter exist that have been or could have been asserted in the Reunion Bankruptcy, the Pittsburgh Lawsuit, the New York Lawsuit or any other forum by the undersigned against any or all of the Web Parties and/or against any of the Other Released Web Parties, to the extent that the foregoing in any manner consist of, arise out of, are based upon, relate to, or are in connection with the Transaction Documents, the Debtor Obligations, the transactions relating to or contemplated by the Transaction Documents, the Wachovia Financing Agreements, the Wachovia Loans, the Junior Participation Interest, the Senior Notes Warrants, the subject matter of the New York Lawsuit, the subject matter of the Pittsburgh Lawsuit, or any equity interest in Debtor, including Reunion Common Stock and the Web Warrants.

The within Release shall be governed by and construed in accordance with the laws of the State of Connecticut and is intended to take effect as a sealed instrument.

All words or terms that are capitalized in this Release shall have the meanings attributed to them in that certain Chapter 11 Settlement Agreement made as of July ______, 2008 by and among Reunion Industries, Inc., Steel Partners, LLC, Steel Partners, II L.P., WebFinancial Corporation and U.S. Bank, National Association filed in the Chapter 11 proceeding of Reunion Industries, Inc., Case No. 07-50727 (AHWS), United States Bankruptcy Court for the District of Connecticut.

WITNESSED BY:

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